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                                                                    EXHIBIT 23.5


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We refer to the Registration Statement on Form S-3 of Nortel Networks Limited ("NNL") and Nortel Networks Capital Corporation ("NNCC"), relating to the offering and sale of up to an aggregate initial offering price of US$2.5 billion (which includes US$200 million of debt securities and warrants to purchase debt securities of NNL or NNCC and US$500 million of debt securities and warrants to purchase debt securities of NNL currently registered for sale under existing Registration Statements on Form S-3).

We consent to the reference to our firm under the caption "Experts" in the aforesaid Registration Statement and related Prospectus of NNL and NNCC and to the incorporation by reference therein of our reports dated July 18, 1997, with respect to the consolidated financial statements and schedule of Bay Networks, Inc. included in the Annual Report (Form 10-K) of Bay Networks, Inc. for the year ended June 30, 1997, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Palo Alto, California
December 14, 2000